Exhibit 99.1

NEWS RELEASE

Green Plains Reports Third Quarter 2014 Results

Net income of $41.7 million, or $1.03 per diluted share

OMAHA, NEB. (GLOBE NEWSWIRE) – October 28, 2014 – Green Plains Inc. (NASDAQ: GPRE) announced today its financial results for the third quarter of 2014. Net income for the quarter was $41.7 million, or $1.03 per diluted share, compared to net income of $9.4 million, or $0.28 per diluted share, for the same period in 2013. Revenues were $833.9 million for the third quarter of 2014 compared to $758.0 million for the same period in 2013.

“The strength in our businesses continues as Green Plains has generated over $320 million of EBITDA over the last four quarters,” said Todd Becker, President and Chief Executive Officer. “We continue to execute our business strategy, take advantage of the current ethanol industry environment and look for opportunities to further our growth.”

During the third quarter, Green Plains had record production of 246.9 million gallons of ethanol, or approximately 96% of its daily average production capacity. Non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments was $22.2 million in the third quarter of 2014 compared to $14.2 million for the same period in 2013. Non-ethanol operating income for the nine-month period ended September 30, 2014 was $79.9 million compared to $52.7 million for the same period in 2013.

Revenues were $2.4 billion for the nine-month period ended September 30, 2014 compared to $2.3 billion for the same period in 2013. Net income for the nine-month period ended September 30, 2014 was $117.3 million, or $2.90 per diluted share, compared to net income of $17.9 million, or $0.56 per diluted share, for the same period in 2013.

“U.S. ethanol production margins continue to reflect strong demand, both domestically and globally. As a result of this environment, we are reaffirming our mid-year guidance of stronger earnings per share performance in the second half of 2014,” added Becker.

Green Plains had $414.3 million in total cash and equivalents and $167.7 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions) at September 30, 2014. Third quarter 2014 EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, was $91.4 million compared to $37.4 million for the same period in 2013. For the nine-month period ending September 30, 2014, EBITDA was $260.0 million compared to $92.7 million for the same period in 2013. For reconciliations of net income to EBITDA, see “EBITDA” below.

Third Quarter 2014 Business Highlights

•	In August 2014, Green Plains announced a share repurchase program of up to $100 million of its common stock. Green Plains may repurchase shares from time to time in open market transactions, privately negotiated transactions, accelerated share buyback programs, tender offers or by other means. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. No shares have been repurchased pursuant to this program to date.

•	In September 2014, Green Plains paid a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was a 100% increase from the previous quarterly cash dividend. On a year-to-date basis, Green Plains has paid $5.9 million in dividends to shareholders.

Conference Call

On October 29, 2014, Green Plains will hold a conference call to discuss its third quarter 2014 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-523-1225 and the international dial-in number is 719-325-2432.

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The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through November 4, 2014.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the cattle-feeding, ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$833,925	$757,971	$2,405,672	$2,328,142
Cost of goods sold	735,842	716,947	2,128,524	2,227,294

Gross profit	98,083	41,024	277,148	100,848
Selling, general and administrative expenses	23,028	15,490	64,803	44,048

Operating income	75,055	25,534	212,345	56,800
Other income (expense)
Interest income	164	64	420	166
Interest expense	(10,288)	(7,608)	(29,751)	(23,440)
Other, net	1,068	(947)	2,802	(2,077)

Total other expense	(9,056)	(8,491)	(26,529)	(25,351)

Income before income taxes	65,999	17,043	185,816	31,449
Income tax expense	24,250	7,633	68,550	13,519

Net income	$41,749	$9,410	$117,266	$17,930

Earnings per share:
Basic	$1.11	$0.31	$3.25	$0.60

Diluted	$1.03	$0.28	$2.90	$0.56

Weighted average shares outstanding:
Basic	37,588	30,204	36,101	30,100

Diluted	40,542	37,483	41,130	36,818

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Consolidated revenues increased by $76.0 million for the three months ended September 30, 2014 compared to the same period in 2013. Revenues from sales of ethanol, distillers grains and other grains increased by $22.0 million, $21.8 million and $19.0 million, respectively. Ethanol and distillers grains revenues were affected by an increase in volumes produced and merchant trading activities, offset partially by a decrease in average realized prices. Grain revenues were impacted by an increase in merchant trading activity. Gross profit increased by $57.1 million for the three months ended September 30, 2014 compared to the same period in 2013 primarily as a result of increased volumes and improved margins for ethanol production, as well as increased merchant trading activity, partially offset by reduced income from crude oil transportation.

Operating income increased by $49.5 million for the three months ended September 30, 2014 compared to the same period in 2013 as a result of the factors discussed above partially offset by a $7.5 million increase in selling, general and administrative expenses. Selling, general and administrative expenses were higher for the three months ended September 30, 2014 compared to the same period in 2013 due primarily to an increase in personnel costs and the expanded scope of operations following the acquisitions of Fairmont and Wood River ethanol plants in the fourth quarter of 2013. Interest expense increased by $2.7 million for the three months ended September 30, 2014 compared to the same period in 2013 due to higher average debt balances outstanding, as well as higher average borrowing costs. Income tax expense was $24.3 million for the three months ended September 30, 2014 compared to $7.6 million for the same period in 2013.

For 2013 and the first quarter of 2014 diluted EPS is computed by dividing net income on an if-converted basis, with respect to the 3.25% Notes and the 5.75% Notes, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. All of the 5.75% Notes were retired during the first quarter of 2014. During the second quarter of 2014, the Company received shareholder approval to allow for flexible settlement in cash, shares of common stock, or a combination of cash and shares of common stock for the conversion of the 3.25% Notes. The Company intends to settle conversions in cash for the principal amount and cash or shares of the Company’s common stock for any related conversion premium. Accordingly, beginning in the second quarter of 2014, diluted EPS is computed using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. The calculations of basic and diluted EPS are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Basic EPS:
Net income	$41,749	$9,410	$117,266	$17,930
Weighted average shares outstanding—basic	37,588	30,204	36,101	30,100
EPS—basic	$1.11	$0.31	$3.25	$0.60

Diluted EPS:
Net income	$41,749	$9,410	$117,266	$17,930
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	883	576	2,643
3.25% Notes	—	79	1,379	79

Net income—diluted	$41,749	$10,372	$119,221	$20,652

Weighted average shares outstanding—basic	37,588	30,204	36,101	30,100
Effect of dilutive convertible debt:
5.75% Notes	—	6,284	1,345	6,281
3.25% Notes	2,752	688	3,452	232
Effect of dilutive warrants	—	93	—	—
Effect of dilutive stock-based compensation awards	202	214	232	205

Weighted average shares outstanding—diluted	40,542	37,483	41,130	36,818

EPS —diluted	$1.03	$0.28	$2.90	$0.56

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage and cattle feedlot operations, collectively referred to as agribusiness, and (4) marketing, merchant trading and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Ethanol production	$584,695	$516,869	$1,655,541	$1,556,332
Corn oil production	21,922	17,290	58,687	49,304
Agribusiness	314,290	279,155	1,017,373	541,367
Marketing and distribution	816,201	722,779	2,502,765	2,179,495
Intersegment eliminations	(903,183)	(778,122)	(2,828,694)	(1,998,356)

	$833,925	$757,971	$2,405,672	$2,328,142

Gross profit:
Ethanol production	$59,869	$22,269	$166,728	$34,228
Corn oil production	11,770	9,649	30,517	25,431
Agribusiness	2,432	815	7,907	2,986
Marketing and distribution	17,171	8,615	67,786	39,074
Intersegment eliminations	6,841	(324)	4,210	(871)

	$98,083	$41,024	$277,148	$100,848

Operating income:
Ethanol production	$54,858	$17,851	$151,195	$22,508
Corn oil production	11,715	9,596	30,297	25,226
Agribusiness	1,136	163	3,341	781
Marketing and distribution	9,373	4,456	46,258	26,654
Intersegment eliminations	6,842	(324)	4,271	(826)

Segment operating income	83,924	31,742	235,362	74,343
Corporate activities	(8,869)	(6,208)	(23,017)	(17,543)

	$75,055	$25,534	$212,345	$56,800

During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Ethanol sold	246,939	177,799	719,582	521,169
(thousands of gallons)
Distillers grains sold	682	491	1,972	1,456
(thousands of equivalent dried tons)
Corn consumed	87,732	62,435	255,930	183,149
(thousands of bushels)

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Revenues in the ethanol production segment increased by $67.8 million for the three months ended September 30, 2014 compared to the same period in 2013 primarily due to higher volumes produced and sold, partially offset by lower average ethanol and distillers grains prices. Revenues in the third quarter of 2014 included production from the Fairmont and Wood River plants, which were acquired in 2013 and contributed an additional combined 52.6 million gallons of ethanol production and $104.8 million in revenue. The ethanol production segment produced and sold 246.9 million gallons of ethanol, which represents approximately 96% of daily average production capacity, during the third quarter of 2014.

Cost of goods sold in the ethanol production segment increased by $30.2 million for the three months ended September 30, 2014 compared to the same period in 2013. Corn consumption increased by 25.3 million bushels but the average cost per bushel decreased by 40% during the three months ended September 30, 2014 compared to the same period in 2013. As a result of the factors identified above, gross profit and operating income for the ethanol production segment increased by $37.6 million and $37.0 million, respectively, for the three months ended September 30, 2014 compared to the same period in 2013. Depreciation and amortization expense for the ethanol production segment was $13.0 million for the three months ended September 30, 2014 compared to $11.4 million during the same period in 2013, due to the increased expenses from the Fairmont and Wood River plants, which were acquired in 2013.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $4.6 million for the three months ended September 30, 2014 compared to the same period in 2013. During the three months ended September 30, 2014, the corn oil production segment sold 63.0 million pounds of corn oil compared to 42.0 million pounds in the same period of 2013. Production in the third quarter of 2014 included 13.8 million pounds from the plants acquired in 2013. The average price realized for corn oil was approximately 14% lower for the third quarter of 2014 compared to the same period in 2013. Gross profit and operating income in the corn oil production segment increased by $2.1 million for the three months ended September 30, 2014 compared to the same period in 2013. The increase in revenues was offset by $2.5 million of additional cost of goods sold related to increased volumes produced, partially offset by lower input costs during the three months ended September 30, 2014 compared to the same period in 2013.

Agribusiness Segment

Revenues in the agribusiness segment increased by $35.1 million, and gross profit and operating income increased by $1.6 million and $1.0 million, respectively, for the three months ended September 30, 2014 compared to the same period in 2013. The segment sold 77.0 million bushels of grain, including 74.1 million bushels to the ethanol production segment, during the three months ended September 30, 2014 compared to sales of 44.0 million bushels of grain, including 43.5 million bushels to the ethanol production segment, during the same period in 2013. The increase in grain sold during the three months ended September 30, 2014 compared to the same period in 2013 is due to an increase in the number of ethanol plants in the ethanol production segment to which the agribusiness segment supplied corn, including the ethanol plants in Fairmont and Wood River, which were acquired in November 2013. Additionally, $12.8 million of the increase in revenues is due to the cattle-feeding operation that was acquired during the second quarter of 2014.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased by $93.4 million for the three months ended September 30, 2014 compared to the same period in 2013. The increase in revenues was primarily due to a $61.6 million increase in ethanol, distillers grain, and other grain revenues due to additional volumes produced by the recently-acquired ethanol plants and an increase in merchant trading of distillers grains and other grains. In addition, revenues from the sale of natural gas to the ethanol production segment increased by $29.3 million. Effective in the fourth quarter of 2013, the marketing and distribution segment provides natural gas procurement for the ethanol plants. The marketing and distribution segment sold 291.3 million and 240.2 million gallons of ethanol during the three months ended September 30, 2014 and 2013, respectively. Gross profit and operating income for the marketing and distribution segment increased by $8.6 million and $4.9 million, respectively, for the three months ended September 30, 2014 compared to the same period in 2013, primarily due to the increase in merchant trading activity for ethanol, distillers grain, and other grains, partially offset by reduced crude oil transportation activities.

Intersegment Eliminations

Intersegment eliminations of revenues increased by $125.1 million for the three months ended September 30, 2014 compared to the same period in 2013 due to the following factors: increased corn sales from the agribusiness segment to the ethanol production segment of $14.0 million, increased natural gas sales from the marketing and distribution segment to the ethanol production segment of $29.3 million, and increased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $73.3 million, which is primarily due to the ethanol plants acquired in the fourth quarter of 2013. Intersegment eliminations of gross profit and operating income decreased by $7.2 million for the three months ended September 30, 2014 compared to the same period in 2013 due primarily to a change in the title transfer point for ethanol between segments beginning in the fourth quarter of 2013 and decreased average margins during the third quarter of 2014.

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As of October 1, 2013, ethanol is sold from the ethanol production segment to the marketing and distribution segment as it is produced and transferred into storage tanks located at each respective plant. The finished product is then sold by the marketing and distribution segment to external customers.

Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment but is eliminated from consolidated results until title to the product has been transferred to a third party. Although ethanol quantities held as inventory by the marketing and distribution segment remained constant during the third quarter, the average margin per gallon realized by the ethanol production segment decreased, resulting in a reduction in deferred intersegment profits during the third quarter. This was partially offset by increased intersegment profits eliminated for corn oil and distillers grains in transit to customers at the end of the third quarter of 2014 which will be recognized in future periods.

Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA for the periods indicated, including the last twelve months (LTM) ended September 30, 2014 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,		LTM Ended
	2014	2013	2014	2013	9/30/2014
Net income	$41,749	$9,410	$117,266	$17,930	$142,727
Interest expense	10,288	7,608	29,751	23,440	39,667
Income taxes	24,250	7,633	68,550	13,519	83,921
Depreciation and amortization	15,105	12,763	44,467	37,807	57,663

EBITDA	$91,392	$37,414	$260,034	$92,696	$323,978

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	September 30,	December 31,
	2014	2013
ASSETS
Current assets	$782,830	$633,305
Property and equipment, net	827,292	806,046
Other assets	93,458	92,694

Total assets	$1,703,580	$1,532,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$369,790	$409,197
Long-term debt	453,632	480,746
Other liabilities	106,813	96,744

Total liabilities	930,235	986,687
Total stockholders’ equity	773,345	545,358

Total liabilities and stockholders’ equity	$1,703,580	$1,532,045

As of September 30, 2014, Green Plains had $414.3 million in total cash and equivalents and $167.7 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions). Total debt at September 30, 2014 was $615.6 million, including $120.4 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of September 30, 2014, Green Plains had total assets of approximately $1.7 billion, total stockholders’ equity of approximately $773.3 million, and approximately 37.6 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains. (402) 884-8700